EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR DECLARES SPECIAL CASH DIVIDEND

San Antonio, October 21, 2013... In accordance with the terms of the Stipulation of Settlement, dated July 8, 2013, among Clear Channel Outdoor Holdings, Inc. (the “Company”) (NYSE:  CCO), a special litigation committee consisting of certain independent directors of the Company, Clear Channel Communications, Inc. (“CCU”), the Company’s indirect parent company, and the other parties thereto, the Company announced today (i) that it notified CCU of its intent to make a demand (the “Demand”) for repayment on November 8, 2013 of $200,000,000 outstanding under the Revolving Promissory Note, dated as of November 10, 2005, between CCU, as maker, and the Company, as payee (as amended by the first amendment dated as of December 23, 2009, the “Due from CCU Note”), and (ii) that its board of directors declared a special cash dividend payable in cash on November 8, 2013 to Class A and Class B stockholders of record at the closing of business on November 5, 2013, in an aggregate amount equal to $200,000,000 (or approximately $0.56 per share, based on shares outstanding at the close of business on September 30, 2013), conditioned only on CCU satisfying the Demand.  As the indirect parent of the Company, CCU will be entitled to approximately 88% of the proceeds from the dividend through its wholly-owned subsidiaries.  The remaining approximately 12% of the proceeds from the dividend, or approximately $24 million, will be paid to the public stockholders of the Company.  Following satisfaction of the Demand, the balance outstanding under the Due from CCU Note will be reduced by $200,000,000.  As of September 30, 2013, the outstanding balance of the Due from CCU Note was $944,628,469.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc., (NYSE: CCO) is one of the world’s largest outdoor advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States. Clear Channel Outdoor Holdings offers many types of displays across its global platform to meet the advertising needs of its customers. This includes a growing digital platform that now offers over 1,000 digital billboards across 37 U.S. markets. Clear Channel Outdoor Holdings' International segment operates in nearly 30 countries across Asia, Australia, Europe and Latin America in a wide variety of formats.  More information is available at www.clearchanneloutdoor.com and www.clearchannelinternational.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on our expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond our ability to control or predict.  We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, including CCU’s satisfaction of the Demand, which is a condition to the payment of the dividend.

For further information, please contact:

Media
Wendy Goldberg
Executive Vice President – Communications
(212) 549-0965

Investors
Gregory Lundberg
Senior Vice President – Investor Relations
(212) 549-1717